Exhibit 99.1

Charles River Laboratories Announces Second-Quarter 2016 Results from Continuing Operations

– Second-Quarter Revenue of $434.1 Million –

– Second-Quarter GAAP Earnings per Share of $0.73

and Non-GAAP Earnings per Share of $1.20 –

– Updates 2016 Guidance –

WILMINGTON, Mass.--(BUSINESS WIRE)--August 3, 2016--Charles River Laboratories International, Inc. (NYSE: CRL) today reported its results for the second quarter of 2016. For the quarter, revenue from continuing operations was $434.1 million, an increase of 27.8% from $339.6 million in the second quarter of 2016. Foreign currency translation reduced reported revenue growth by 0.4%. Revenue growth was driven primarily by the Discovery and Safety Assessment and Manufacturing Support segments. Research Models and Services revenue also increased. The acquisitions of WIL Research, Celsis, Oncotest, and Sunrise Farms contributed 19.4% to consolidated second-quarter revenue growth, both on a reported basis and in constant currency.

On a GAAP basis, net income from continuing operations attributable to common shareholders for the second quarter of 2016 was $35.2 million, or $0.73 per diluted share, compared to $48.5 million, or $1.02 per diluted share, for the second quarter of 2015. The decline in net income and earnings per share was due primarily to costs associated with the evaluation and integration of acquisitions, including amortization of intangible assets, as well as a bargain purchase gain resulting from the acquisition of Sunrise Farms in the second quarter of 2015.

On a non-GAAP basis, net income from continuing operations was $57.4 million for the second quarter of 2016, an increase of 25.3% from $45.8 million for the same period in 2015. Second-quarter diluted earnings per share on a non-GAAP basis were $1.20, an increase of 25.0% compared to $0.96 per share in the second quarter of 2015. The increase was driven primarily by higher revenue as a result of the performance of the legacy operations and the acquisition of new businesses, notably WIL Research.

A gain from the Company’s venture capital investments contributed $0.06 per share in the second quarter of 2016, compared to a loss of $0.01 per share for the same period in 2015.

James C. Foster, Chairman, President and Chief Executive Officer, said, “I am very pleased to say that the strong financial performance we experienced in the first quarter continued in the second quarter of 2016. All three business segments reported revenue gains, which demonstrates continued solid execution of our business strategy, the successful initial integration of WIL Research, and our ongoing focus on exceptional client service. As a result, clients continue to choose to partner with Charles River for our science, our support, and the increasing breadth of our portfolio, which provides wider opportunities for them to leverage our expertise to achieve their goal of faster, more efficient and productive drug research.”

“The strength of our second-quarter results and our expectations for the second half of the year support our confidence that we will achieve our updated full-year guidance,” Mr. Foster concluded.

Second-Quarter Segment Results

Research Models and Services (RMS)

Revenue for the RMS segment was $125.1 million in the second quarter of 2016, an increase of 4.8% from $119.3 million in the second quarter of 2015. Foreign currency translation increased reported revenue growth by 0.8%. Revenue growth was driven primarily by higher sales of research model services.

In the second quarter of 2016, the RMS segment’s GAAP operating margin was 28.3% compared to 27.9% in the second quarter of 2015. The GAAP operating margin improvement was primarily attributable to higher revenue, as well as the net benefit from the Company’s global efficiency initiatives. On a non-GAAP basis, the operating margin declined to 28.9% from 29.1% in the second quarter of 2015, due primarily to the mix of products and services.

Discovery and Safety Assessment (DSA)

Revenue from continuing operations for the DSA segment was $221.1 million in the second quarter of 2016, an increase of 44.1% from $153.4 million in the second quarter of 2015. Foreign currency translation reduced reported revenue growth by 1.5%. In total, acquisitions contributed 35.0% to DSA revenue growth, and revenue growth was 10.6% for legacy operations. Revenue growth was driven primarily by the acquisition of WIL Research and continued strong growth in the legacy Safety Assessment business. The Discovery Services business also reported higher revenue in the second quarter, due primarily to the acquisition of Oncotest. Sales to biotechnology clients continued to be robust.

In the second quarter of 2016, the DSA segment’s GAAP operating margin was 14.6% compared to 18.4% in the second quarter of 2015. The margin decline was due primarily to costs associated with the evaluation and integration of acquisitions, including amortization of intangible assets. On a non-GAAP basis, the operating margin decreased to 21.2% from 21.6% in the second quarter of 2015. The non-GAAP operating margin decline was primarily driven by the acquisition of WIL Research. Foreign exchange benefited the DSA operating margin by approximately 70 basis points, due primarily to a weaker Canadian dollar.

Manufacturing Support (Manufacturing)

Revenue for the Manufacturing segment was $87.9 million in the second quarter of 2016, an increase of 31.4% from $66.9 million in the second quarter of 2015. Foreign currency translation increased reported revenue growth by 0.1%. Revenue growth was driven by the Microbial Solutions and Biologics Testing Solutions (Biologics) businesses. The acquisitions of Celsis, Sunrise Farms, and WIL Research’s contract development and manufacturing services contributed 18.4% to Manufacturing revenue growth in the second quarter of 2016. In the second quarter, revenue growth was 12.9% for legacy operations.

In the second quarter of 2016, the Manufacturing segment’s GAAP operating margin was 30.8%, unchanged from the second quarter of 2015. On a non-GAAP basis, the operating margin increased to 35.4% from 33.5% in the second quarter of 2015, primarily driven by operating margin improvement in the Microbial Solutions and Biologics businesses as a result of higher revenue and the benefit of efficiency initiatives.

Updates 2016 Guidance

The Company is updating its forward-looking guidance for 2016.

As a result of robust revenue growth in the first half of 2016, the revenue guidance range has been raised by 1%. GAAP earnings per share guidance has been lowered to reflect higher acquisition-related costs and the planned closure of a facility in Ireland as part of the Company’s ongoing efficiency initiatives. Non-GAAP earnings per share guidance has been increased to reflect the strong second-quarter performance and the gain from venture capital investments, partially offset by an increase in the non-GAAP tax rate for 2016.

Charles River’s revenue growth and earnings per share guidance is as follows:

2016 GUIDANCE (from continuing operations)	REVISED	PRIOR
Revenue growth, reported	20% - 23.5%	19% - 22.5%
Negative impact of foreign exchange	(~1%)	(~1%)
Revenue growth, constant currency	21% - 24.5%	20% - 23.5%
GAAP EPS estimate (1)	$3.15-$3.25	$3.39-$3.57
Amortization of intangible assets (2)	$0.60	$0.55-$0.60
Charges related to global efficiency initiatives (3)	$0.20	$0.03
Acquisition-related adjustments (4)	$0.45	$0.30
Non-GAAP EPS estimate	$4.40 - $4.50	$4.32 - $4.45

(1) GAAP EPS includes an estimate of approximately $0.20 for the impact of amortization of intangible assets related to the WIL Research acquisition based on the preliminary purchase price allocation.

(2) Amortization of intangible assets includes an estimate of approximately $0.20 for the impact of the WIL Research acquisition based on the preliminary purchase price allocation. This item also includes amortization of an inventory fair value adjustment related to the Celsis acquisition of $0.02 per share.

(3) These charges relate primarily to the Company’s planned efficiency initiatives in 2016, including site consolidation costs, asset impairments, and severance. Other projects in support of the global productivity and efficiency initiatives are expected, but these charges reflect only the decisions that have already been finalized.

(4) These adjustments are related to the evaluation and integration of acquisitions, and primarily include transaction, advisory, and certain third-party integration costs, as well as certain costs associated with acquisition-related efficiency initiatives. These adjustments also include the write-off of deferred financing costs and associated fees related to debt financing.

Webcast

Charles River has scheduled a live webcast on Wednesday, August 3, at 8:30 a.m. ET to discuss matters relating to this press release. To participate, please go to ir.criver.com and select the webcast link. You can also find the associated slide presentation and reconciliations of non-GAAP financial measures to comparable GAAP financial measures on the website.

Investor Day

Charles River will host a Meeting with Management on Thursday, August 11, from 8:00 a.m. to 12:15 p.m. ET in New York. The meeting will also be webcast on the Investor Relations section of the Company’s website at ir.criver.com. For additional information about this event, please contact Susan Hardy at susan.hardy@crl.com or Todd Spencer at todd.spencer@crl.com.

Non-GAAP Reconciliations/Discontinued Operations

The Company reports non-GAAP results in this press release, which exclude certain items that are outside of normal operations. A reconciliation of GAAP to non-GAAP results is provided in the schedules at the end of this press release. In addition, the Company reports results from continuing operations, which exclude results of the Phase I clinical business that was divested in 2011. The Phase I business is reported as a discontinued operation.

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures, such as non-GAAP earnings per diluted share, which exclude the amortization of intangible assets, inventory purchase accounting adjustments, and other charges related to our acquisitions; expenses associated with evaluating and integrating acquisitions, as well as fair value adjustments associated with contingent consideration; charges, gains and losses attributable to businesses or properties we plan to close, consolidate or divest; severance and other costs associated with our efficiency initiatives; executive transition costs; site consolidation costs; a reversal of indemnification assets associated with acquisitions and corresponding interest; write-off of deferred financing costs and fees related to debt financing; gain on bargain purchase; and costs related to a U.S. government billing adjustment and related expenses. We exclude these items from the non-GAAP financial measures because they are outside our normal operations. This press release also refers to our revenue in both a GAAP and non-GAAP (constant currency) basis. There are limitations in using non-GAAP financial measures, as they are not prepared in accordance with generally accepted accounting principles, and may be different than non-GAAP financial measures used by other companies. In particular, we believe that the inclusion of supplementary non-GAAP financial measures in this press release helps investors to gain a meaningful understanding of our core operating results and future prospects without the effect of these often-one-time charges, and is consistent with how management measures and forecasts the Company's performance, especially when comparing such results to prior periods or forecasts. We believe that the financial impact of our acquisitions (and in certain cases, the evaluation of such acquisitions, whether or not ultimately consummated) is often large relative to our overall financial performance, which can adversely affect the comparability of our results on a period-to-period basis. In addition, certain activities and their underlying associated costs, such as business acquisitions, generally occur periodically but on an unpredictable basis. Commencing in the third quarter of 2015, following the acquisition of Celsis, we revised our approach to calculating non-GAAP integration costs to include third-party integration costs incurred post-acquisition. Presenting revenue on a constant-currency basis allows investors to measure our revenue growth exclusive of foreign currency exchange fluctuations more clearly. Non-GAAP results also allow investors to compare the Company’s operations against the financial results of other companies in the industry who similarly provide non-GAAP results. The non-GAAP financial measures included in this press release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. The Company intends to continue to assess the potential value of reporting non-GAAP results consistent with applicable rules and regulations. Reconciliations of the non-GAAP financial measures used in this press release to the most directly comparable GAAP financial measures are set forth in this press release, and can also be found on the Company’s website at ir.criver.com.

Caution Concerning Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “intend,” “will,” “may,” “estimate,” “plan,” “outlook,” and “project,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements also include statements regarding our projected future financial performance including revenue (on both a reported and constant-currency basis), operating margins, earnings per share, the expected impact of foreign exchange rates, and the expected benefit of our life science venture capital investments; the future demand for drug discovery and development products and services, including our expectations for future revenue trends; our expectations with respect to the impact of acquisitions on the Company (including WIL Research), our service offerings, client perception, strategic relationships, revenue, revenue growth rates, and earnings; the development and performance of our services and products; market and industry conditions including the outsourcing of services and spending trends by our clients; the potential outcome of and impact to our business and financial operations due to litigation and legal proceedings, including with respect to our ongoing investigation of inaccurate billing with respect to certain government contracts; and Charles River’s future performance as delineated in our forward-looking guidance, and particularly our expectations with respect to revenue, the impact of foreign exchange, and enhanced efficiency initiatives. Forward-looking statements are based on Charles River’s current expectations and beliefs, and involve a number of risks and uncertainties that are difficult to predict and that could cause actual results to differ materially from those stated or implied by the forward-looking statements. Those risks and uncertainties include, but are not limited to: the ability to successfully integrate businesses we acquire; the ability to execute our efficiency initiatives on an effective and timely basis (including divestitures and site closures); the timing and magnitude of our share repurchases; negative trends in research and development spending, negative trends in the level of outsourced services, or other cost reduction actions by our clients; the ability to convert backlog to revenue; special interest groups; contaminations; industry trends; new displacement technologies; USDA and FDA regulations; changes in law; continued availability of products and supplies; loss of key personnel; interest rate and foreign currency exchange rate fluctuations (including the impact of Brexit); changes in tax regulation and laws; changes in generally accepted accounting principles; and any changes in business, political, or economic conditions due to the threat of future terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas. A further description of these risks, uncertainties, and other matters can be found in the Risk Factors detailed in Charles River's Annual Report on Form 10-K as filed on February 12, 2016, as well as other filings we make with the Securities and Exchange Commission. Because forward-looking statements involve risks and uncertainties, actual results and events may differ materially from results and events currently expected by Charles River, and Charles River assumes no obligation and expressly disclaims any duty to update information contained in this news release except as required by law.

About Charles River

Charles River provides essential products and services to help pharmaceutical and biotechnology companies, government agencies and leading academic institutions around the globe accelerate their research and drug development efforts. Our dedicated employees are focused on providing clients with exactly what they need to improve and expedite the discovery, early-stage development and safe manufacture of new therapies for the patients who need them. To learn more about our unique portfolio and breadth of services, visit www.criver.com.

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

SCHEDULE 1
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(in thousands, except for per share data)

	Three Months Ended		Six Months Ended
	June 25, 2016	June 27, 2015	June 25, 2016	June 27, 2015

Total revenue	$434,055	$339,573	$788,923	$659,987
Cost of revenue	264,308	206,790	478,408	407,544
Selling, general and administrative	100,473	71,331	183,417	142,728
Amortization of intangible assets	11,213	5,717	17,565	10,975
Operating income	58,061	55,735	109,533	98,740
Interest income	222	297	485	581
Interest expense	(8,909)	(4,376)	(13,120)	(7,400)
Other income (expense), net	5,016	8,672	9,042	359
Income from continuing operations before income taxes	54,390	60,328	105,940	92,280
Provision for income taxes	18,845	11,076	32,820	11,407
Income from continuing operations, net of income taxes	35,545	49,252	73,120	80,873
Income (loss) from discontinued operations, net of income taxes	12	(7)	(14)	(14)
Net income	35,557	49,245	73,106	80,859
Less: Net income attributable to noncontrolling interests	350	736	756	809
Net income attributable to common shareholders	$35,207	$48,509	$72,350	$80,050

Earnings (loss) per common share
Basic:
Continuing operations attributable to common shareholders	$0.75	$1.04	$1.54	$1.71
Discontinued operations	$-	$-	$-	$-
Net income attributable to common shareholders	$0.75	$1.04	$1.54	$1.71
Diluted:
Continuing operations attributable to common shareholders	$0.73	$1.02	$1.51	$1.68
Discontinued operations	$-	$-	$-	$-
Net income attributable to common shareholders	$0.73	$1.02	$1.51	$1.68

Weighted average number of common shares outstanding
Basic	47,061	46,675	46,852	46,712
Diluted	47,919	47,550	47,791	47,718

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

SCHEDULE 2
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands)

	June 25, 2016	December 26, 2015
Assets
Current assets:
Cash and cash equivalents	$154,585	$117,947
Trade receivables, net	345,539	270,068
Inventories	98,116	93,735
Prepaid assets	36,698	30,198
Other current assets	66,609	47,286
Total current assets	701,547	559,234
Property, plant and equipment, net	783,678	677,959
Goodwill	754,925	438,829
Client relationships, net	332,901	213,374
Other intangible assets, net	82,295	67,430
Deferred tax asset	22,954	40,028
Other assets	84,687	71,643
Total assets	$2,762,987	$2,068,497

Liabilities, Redeemable Noncontrolling Interest and Equity
Current liabilities:
Current portion of long-term debt and capital leases	$33,939	$17,033
Accounts payable	66,198	36,675
Accrued compensation	81,839	72,832
Deferred revenue	118,837	81,343
Accrued liabilities	86,841	89,494
Other current liabilities	23,871	12,544
Current liabilities of discontinued operations	1,868	1,840
Total current liabilities	413,393	311,761
Long-term debt, net and capital leases	1,331,053	845,997
Deferred tax liabilities	53,243	48,223
Other long-term liabilities	96,219	89,062
Long-term liabilities of discontinued operations	7,094	7,890
Total liabilities	1,901,002	1,302,933
Redeemable noncontrolling interest	25,824	28,008
Total equity attributable to common shareholders	831,348	733,067
Noncontrolling interests	4,813	4,489
Total liabilities, redeemable noncontrolling interest and equity	$2,762,987	$2,068,497

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

SCHEDULE 3
RECONCILIATION OF GAAP TO NON-GAAP
SELECTED BUSINESS SEGMENT INFORMATION (UNAUDITED) (1)
(in thousands, except percentages)

	Three Months Ended		Six Months Ended
	June 25, 2016	June 27, 2015	June 25, 2016	June 27, 2015
Research Models and Services
Revenue	$125,058	$119,287	$248,397	$238,676
Operating income	35,445	33,304	71,831	62,154
Operating income as a % of revenue	28.3%	27.9%	28.9%	26.0%
Add back:
Amortization of intangible assets related to acquisitions	596	768	1,184	1,534
Severance	-	80	-	999
Government billing adjustment and related expenses	69	47	129	291
Site consolidation costs, impairments and other items	69	560	138	1,358
Total non-GAAP adjustments to operating income	$734	$1,455	$1,451	$4,182
Operating income, excluding non-GAAP adjustments	$36,179	$34,759	$73,282	$66,336
Non-GAAP operating income as a % of revenue	28.9%	29.1%	29.5%	27.8%

Depreciation and amortization	$5,118	$5,308	$10,368	$11,311
Capital expenditures	$2,381	$6,356	$3,434	$9,089

Discovery and Safety Assessment
Revenue	$221,059	$153,375	$379,042	$293,387
Operating income	32,381	28,149	63,211	51,665
Operating income as a % of revenue	14.6%	18.4%	16.7%	17.6%
Add back:
Amortization of intangible assets related to acquisitions	7,390	3,795	10,485	7,220
Severance	4,099	456	4,120	475
Operating losses (2)	-	738	-	1,544
Acquisition related adjustments (3)	2,838	-	3,640	25
Site consolidation costs, impairments and other items	121	-	2,154	-
Total non-GAAP adjustments to operating income	$14,448	$4,989	$20,399	$9,264
Operating income, excluding non-GAAP adjustments	$46,829	$33,138	$83,610	$60,929
Non-GAAP operating income as a % of revenue	21.2%	21.6%	22.1%	20.8%

Depreciation and amortization	$18,600	$12,412	$30,557	$23,551
Capital expenditures	$4,644	$4,101	$9,351	$9,479

Manufacturing Support
Revenue	$87,938	$66,911	$161,484	$127,924
Operating income	27,121	20,588	46,736	37,381
Operating income as a % of revenue	30.8%	30.8%	28.9%	29.2%
Add back:
Amortization of intangible assets and inventory step-up related to acquisitions	3,475	1,154	6,479	2,221
Severance	-	118	-	295
Acquisition related adjustments (3)	490	528	677	528
Site consolidation costs, impairments and other items	72	-	301	-
Total non-GAAP adjustments to operating income	$4,037	$1,800	$7,457	$3,044
Operating income, excluding non-GAAP adjustments	$31,158	$22,388	$54,193	$40,425
Non-GAAP operating income as a % of revenue	35.4%	33.5%	33.6%	31.6%

Depreciation and amortization	$6,525	$3,649	$12,501	$6,977
Capital expenditures	$4,256	$1,770	$6,385	$3,336

Unallocated Corporate Overhead	$(36,886)	$(26,306)	$(72,245)	$(52,460)
Add back:
Severance and executive transition costs	-	51	-	977
Acquisition related adjustments (3)	7,260	3,956	11,023	3,594
Total non-GAAP adjustments to operating expense	$7,260	$4,007	$11,023	$4,571
Unallocated corporate overhead, excluding non-GAAP adjustments	$(29,626)	$(22,299)	$(61,222)	$(47,889)

Total
Revenue	$434,055	$339,573	$788,923	$659,987
Operating income	58,061	55,735	109,533	98,740
Operating income as a % of revenue	13.4%	16.4%	13.9%	15.0%
Add back:
Amortization of intangible assets and inventory step-up related to acquisitions	11,461	5,717	18,148	10,975
Severance and executive transition costs	4,099	705	4,120	2,746
Operating losses (2)	-	738	-	1,544
Acquisition related adjustments (3)	10,588	4,484	15,340	4,147
Government billing adjustment and related expenses	69	47	129	291
Site consolidation costs, impairments and other items	262	560	2,593	1,358
Total non-GAAP adjustments to operating income	$26,479	$12,251	$40,330	$21,061
Operating income, excluding non-GAAP adjustments	$84,540	$67,986	$149,863	$119,801
Non-GAAP operating income as a % of revenue	19.5%	20.0%	19.0%	18.2%

Depreciation and amortization	$32,353	$23,148	$57,008	$45,516
Capital expenditures	$11,791	$13,908	$20,041	$24,556

(1) Charles River management believes that supplementary non-GAAP financial measures provide useful information to allow investors to gain a meaningful understanding of our core operating results and future prospects, without the effect of often one-time charges and other items which are outside our normal operations, consistent with the manner in which management measures and forecasts the Company’s performance. The supplementary non-GAAP financial measures included are not meant to be considered superior to, or a substitute for results of operations prepared in accordance with U.S. GAAP. The Company intends to continue to assess the potential value of reporting non-GAAP results consistent with applicable rules, regulations and guidance.

(2) This item includes operating losses related primarily to the Company's Shrewsbury, Massachusetts facility.

(3) These adjustments are related to the evaluation and integration of acquisitions, which primarily include transaction, third-party integration, and certain compensation costs, and fair value adjustments associated with contingent consideration.

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

SCHEDULE 4
RECONCILIATION OF GAAP EARNINGS TO NON-GAAP EARNINGS (UNAUDITED)(1)
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 25, 2016	June 27, 2015	June 25, 2016	June 27, 2015

Net income attributable to common shareholders	$35,207	$48,509	$72,350	$80,050
Less: Income (loss) from discontinued operations, net of income taxes	(12)	7	14	14
Net income from continuing operations attributable to common shareholders	35,195	48,516	72,364	80,064
Add back:
Non-GAAP adjustments to operating income (Refer to Schedule 3)	26,479	12,251	40,330	21,061
Reversal of an indemnification asset associated with acquisition and corresponding interest (2)	-	-	-	10,411
Write-off of deferred financing costs and fees related to debt financing	1,449	733	1,449	733
Gain on bargain purchase (3)	-	(9,878)	-	(9,878)
Tax effect of non-GAAP adjustments:
Reversal of uncertain tax position associated with acquisition and corresponding interest (2)	-	-	-	(10,411)
Tax effect of the remaining non-GAAP adjustments	(5,767)	(5,861)	(10,249)	(8,618)
Net income from continuing operations attributable to common shareholders, excluding non-GAAP adjustments	$57,356	$45,761	$103,894	$83,362

Weighted average shares outstanding - Basic	47,061	46,675	46,852	46,712
Effect of dilutive securities:
Stock options, restricted stock units, performance share units and restricted stock	858	875	939	1,006
Weighted average shares outstanding - Diluted	47,919	47,550	47,791	47,718

Basic earnings per share from continuing operations	$0.75	$1.04	$1.54	$1.71
Diluted earnings per share from continuing operations	$0.73	$1.02	$1.51	$1.68

Basic earnings per share from continuing operations, excluding non-GAAP adjustments	$1.22	$0.98	$2.22	$1.78
Diluted earnings per share from continuing operations, excluding non-GAAP adjustments	$1.20	$0.96	$2.17	$1.75

(1) Charles River management believes that supplementary non-GAAP financial measures provide useful information to allow investors to gain a meaningful understanding of our core operating results and future prospects, without the effect of often one-time charges and other items which are outside our normal operations, consistent with the manner in which management measures and forecasts the Company’s performance. The supplementary non-GAAP financial measures included are not meant to be considered superior to, or a substitute for results of operations prepared in accordance with U.S. GAAP. The Company intends to continue to assess the potential value of reporting non-GAAP results consistent with applicable rules, regulations and guidance.

(2) These amounts represent the reversal of an uncertain tax position and an offsetting indemnification asset related to the acquisition of BioFocus.

(3)The amounts relate to the acquisition of Sunrise Farms, Inc. and represents the excess of the estimated fair value of the net assets acquired over the purchase price.

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

SCHEDULE 5
RECONCILIATION OF GAAP TO NON-GAAP REVENUE GROWTH (UNAUDITED)
EXCLUDING THE IMPACT OF FOREIGN EXCHANGE
For the Three and Six Months Ended June 25, 2016

For the three months ended June 25, 2016	Total CRL	RMS Segment	DSA Segment	MS Segment

Revenue growth, reported	27.8%	4.8%	44.1%	31.4%
Impact of foreign exchange	(0.4%)	0.8%	(1.5%)	0.1%
Non-GAAP revenue growth, constant currency	28.2%	4.0%	45.6%	31.3%

For the six months ended June 25, 2016	Total CRL	RMS Segment	DSA Segment	MS Segment

Revenue growth, reported	19.5%	4.1%	29.2%	26.2%
Impact of foreign exchange	(1.0%)	(0.2%)	(1.7%)	(0.8%)
Non-GAAP revenue growth, constant currency	20.5%	4.3%	30.9%	27.0%

Charles River management believes that supplementary non-GAAP financial measures provide useful information to allow investors to gain a meaningful understanding of our core operating results and future prospects, without the effect of often one-time charges and other items which are outside our normal operations, consistent with the manner in which management measures and forecasts the Company’s performance. The supplementary non-GAAP financial measures included are not meant to be considered superior to, or a substitute for results of operations prepared in accordance with U.S. GAAP. The Company intends to continue to assess the potential value of reporting non-GAAP results consistent with applicable rules, regulations and guidance.

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

SCHEDULE 6
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Six Months Ended
	June 25, 2016	June 27, 2015

Cash flows relating to operating activities	$116,517	$97,606
Cash flows relating to investing activities	(604,776)	(36,488)
Cash flows relating to financing activities	519,380	(63,727)
Cash flows used in discontinued operations	(782)	(927)
Effect of exchange rate changes on cash and cash equivalents	6,299	(5,680)
Net change in cash and cash equivalents	36,638	(9,216)
Cash and cash equivalents, beginning of period	117,947	160,023
Cash and cash equivalents, end of period	$154,585	$150,807

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susan.hardy@crl.com
or
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Corporate Vice President, Public Relations
amy.cianciaruso@crl.com